Exhibit 23(B)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated April 1, 2008, relating to the statutory-basis financial statements of TIAA-CREF Life Insurance Company, which appears in such Registration Statement. We also consent to the use in this Registration Statement of our report dated April 1, 2008, relating to the financial statements of Teachers Insurance and Annuity Association of America, which appears in such Registration Statement. We further consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, NY

July 17, 2008